SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2012

HPC POS SYSTEM, CORP.
c/o House of Mohan Corporation

6605 13th Place, N.W., 		   20012
Washington, D.C.		(Zip Code)
(Address of principal
executive officers)

202-397-2435
(Registrants telephone number, including area code)

NEVADA	          333-149188	  26-0857573
(State or other	   (Commission	   (IRS Employer.
jurisdiction	   File No.)	   Identification
of		   Number
incorporation)

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]	Written communications pursuant to Rule 425 under the Securities
 Act (17 CFR 230.425)
[  ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange
 Act (17 CFR 240.14a-12(b))
[  ]	Pre-commencement communications pursuant to Rule 14d-2(b)
 under the Exchange Act (17 CFR 240.14d-	2(b))

[  ]	Pre-commencement communications pursuant to Rule 13e-4(c)
 under the Exchange Act (17 [CFR 240.13e-	4(c))

Section 8 Other Events Item type 4.02 filing.

HPC is filing an 8-K filed on November 12, 2012 as required following the filing of an 8-K to the independent accountants letter in response to HPC POS System, Corp. (HPC) 8-K filed on October 19, 2012, as an Item 4.02 with the following items, upon receipt of an Exhibit
16 letter from the former accountants to ensure that information is properly addressed in the 8-K with respect to an independent letter.

1. The date on which HPC was so advised or notified: was November 8 2012; with an Exhibit 16 letter from the former accountant which does not provide any notation on any reporting periods being unreliable nor not accurate other than stating which would lead to misrepresentation of financial information on the previous financial statement.

2. HPC is identifying the financial statements that no longer should be relied upon: for the periods in question are the 10-K filing for the first quarter ending on December 31
2011 and the second quarter ending on March 30 2012.
The June 30 2012 filing was not filed based on Mr.
Melvin W. Coles request to make the appropriate adjustment reflecting the changes for the previous periods accordantly.

3. In response to information provided by the independent accountant of whether the audit committee or the board of directors in the absence of an audit committee or authorized officer or officers discussed with the independent accountant the matters disclosed in the filing pursuant to this Item 4.02(b).

Our Answer: We had no detail discussions with the Independent accountant on the matters of disclosure pursuant to the Item 4.02(b) filing other than stated in our 8-K filed on November 12 2012 in response the Accountant Letter as Exhibit 16.

We believe that HPC management was proactive in its attempts to get PMB involved in assisting in the effort to present more accurate accountability of financial transactions in the June 30 2012 10-Q reporting requirements. To conclude the financial reports do not reflect conditions in the opinion by HPCs management that creates an atmosphere whereby an investor(s) will face an adverse material impact from their decisions to make sound judgments by using previous financial data.

That in our opinion the required adjustments are not uncommon in financial reporting whereas HPC should be allowed to at least have the opportunity to make the necessary adjustments without punitive treatment outside of being late in our filing to submit the June 30 2012 filing and be restored as fully reporting. This would establish a healthy environment to allow time for a new appointed independent accountant to focus on reviewing subsequent data and to produce audited year-end financials and for the managements disclosure information to be reviewed also by an independent SEC approved lawyer appointed by HPC to meet the 10-K filing on or before the December 29 2012 deadline.

Notably PBM could have made an adjustment on the June 30
2012 reports by reassigning specific transactions as required and thus participating in providing a clear and concise explanation by notes rewriting the comments in item sections reflecting the changes plus showing the changes on the balance sheet that represents a $33000.00 adjustment (which should have occurred in the December 31 2011 first quarter 10-Q).

We are prepared to file the necessary unaudited financial statements and management disclosure information as the June 30 2012 - 10-K which reflects the changes as aforementioned for the period ending for June 30 2012 in order to establish HPCs status as a fully reporting company that is in compliance with regulatory and reporting requirements of the Securities Exchange Act of 1934 as amended (Exchange Act) and Securities Act of 1933 as amended (Securities Act).

HPC is engaged in negotiations with a new independent accountant which we believe will be appointed within the next
10 business days to provide the resources to submit a 10-K in order to maintain HPCs current reporting status and support the delivery of the audited financial statements as required for the year-end fourth quarter reports due on or before December 29 2012 as required.

Item 9.01 Financial Statements and Exhibits.

Exhibits -None

SIGNATURE

Pursuant to the requirements of the Securities and Exchange
Act of 1934 Registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

November 13 2012

HPC POS SYSTEM CORP.

(Registrant)

/s/ Melvin W. Coles

By: MELVIN W. COLES PRESIDENT